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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-207036

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

3.250% Notes due 2026	$750,000,000	99.796%	$748,470,000	$75,370.93

4.550% Notes due 2046	$1,250,000,000	99.561%	$1,244,512,500	$125,322.41

Guarantees of 3.250% Notes due 2026	(2)	(2)	(2)	(3)

Guarantees of 4.550% Notes due 2046	(2)	(2)	(2)	(3)

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933. The total registration fee due for this offering is $200,693.34.

(2)
No separate consideration will be received for the guarantees.

(3)
Pursuant to Rule 457(n) under the Securities Act of 1933, no separate filing fee is required for the guarantees.

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 18, 2015)

$2,000,000,000

$750,000,000 3.250% Notes due 2026
$1,250,000,000 4.550% Notes due 2046

        We will pay interest on the 3.250% Notes due 2026 (the "2026 Notes") semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2016. The 2026 Notes will bear interest at a rate of 3.250% per year and will mature on April 1, 2026. We will pay interest on the 4.550% Notes due 2046 (the "2046 Notes" and, collectively with the 2026 Notes, the "notes") semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2016. The 2046 Notes will bear interest at a rate of 4.550% per year and will mature on April 1, 2046.

        We may redeem any series of notes in whole or in part at any time at the applicable redemption prices described under "Description of the Notes—Optional Redemption." The notes will not have the benefit of a sinking fund. If a change of control repurchase event occurs as described in this prospectus supplement, except to the extent we have exercised our right to redeem the notes, we will be required to offer to repurchase the notes of each series at a repurchase price equal to 101% of the principal amount of the notes of that series plus accrued interest to, but not including, the repurchase date.

        The notes will be unsecured and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be fully and unconditionally guaranteed by our subsidiary guarantors named in this prospectus supplement. The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        Investing in these notes involves risks that are described in the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended May 31, 2015 and beginning on page S-6 of this prospectus supplement.

	Per 2026 Note	Total	Per 2046 Note	Total

Public offering price(1)	99.796%	$748,470,000	99.561%	$1,244,512,500

Underwriting discount	0.650%	$4,875,000	0.875%	$10,937,500

Proceeds (before expenses) to FedEx Corporation(1)	99.146%	$743,595,000	98.686%	$1,233,575,000

(1)
Plus accrued interest, if any, from March 24, 2016, if settlement occurs after that date.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We expect that the notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about March 24, 2016.

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	Goldman, Sachs & Co.	J.P. Morgan

BofA Merrill Lynch	BNP PARIBAS	Mizuho Securities
Scotiabank	SunTrust Robinson Humphrey	Wells Fargo Securities

Co-Managers

HSBC	ING	Morgan Stanley	Regions Securities LLC	Ramirez & Co., Inc.

The date of this prospectus supplement is March 21, 2016.

i

ABOUT THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS

        This document consists of two parts. The first part is this prospectus supplement, which contains the specific terms of this offering of notes. The second part is the accompanying prospectus dated September 18, 2015, which provides more general information about securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement and the information incorporated by reference in this prospectus supplement also adds to, updates and, where applicable, modifies and supersedes information contained or incorporated by reference in the accompanying prospectus. If information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference therein, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will, to the extent inconsistent therewith, supersede the information in the accompanying prospectus.

        We and the underwriters have not authorized any person to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of the respective dates of such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

        References in this prospectus supplement and the accompanying prospectus to "we," "us," "our" and "FedEx" are to FedEx Corporation.

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary may not contain all the information that may be important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

FedEx Corporation

        FedEx provides a broad portfolio of transportation, e-commerce and business services through companies competing collectively, operating independently and managed collaboratively, under the respected FedEx brand. These companies are included in four business segments:

        FedEx Express:    Federal Express Corporation ("FedEx Express") is the world's largest express transportation company, offering time-definite delivery to more than 220 countries and territories, connecting markets that comprise more than 90% of the world's gross domestic product. The FedEx Express segment also includes FedEx Trade Networks, Inc., which provides international trade services, specializing in customs brokerage and global ocean and air freight forwarding, FedEx SupplyChain Systems, Inc., which offers a range of supply chain solutions, and Bongo International, LLC, which is a leader in cross-border enablement technology and solutions.

        FedEx Ground:    FedEx Ground Package System, Inc. ("FedEx Ground") is a leading North American provider of small-package ground delivery services. FedEx Ground provides low-cost, day-certain service to any business address in the U.S. and Canada, as well as residential delivery to nearly 100% of U.S. residences through its FedEx Home Delivery service. FedEx Ground also offers FedEx SmartPost, a service which specializes in the consolidation and delivery of high volumes of low-weight, less time-sensitive business-to-consumer packages using the U.S. Postal Service for final delivery to any residential address or PO Box in the United States. The FedEx Ground segment also includes GENCO Distribution System, Inc., which is a leading North American third-party logistics provider.

        FedEx Freight:    FedEx Freight, Inc. ("FedEx Freight") is a leading U.S. provider of less-than-truckload freight services across all lengths of haul, offering: FedEx Freight Priority, when speed is critical to meet supply chain needs; and FedEx Freight Economy, when time can be traded for cost savings. The FedEx Freight segment also offers freight delivery service to most points in Canada, Mexico, Puerto Rico and the U.S. Virgin Islands, and includes FedEx Custom Critical, Inc., a leading North American provider of time-specific, critical shipment services.

        FedEx Services:    FedEx Corporate Services, Inc. ("FedEx Services") provides our other companies with sales, marketing, information technology, communications and back-office support. The FedEx Services segment also includes FedEx TechConnect, Inc. ("FedEx TechConnect"), which is responsible for customer service, billings and collections for our U.S. customers and offers technical support services, and FedEx Office and Print Services, Inc. ("FedEx Office"), which provides document and business services and retail access to our package transportation businesses. We plan to merge FedEx TechConnect into FedEx Services, effective May 31, 2016. This internal structure change will enhance FedEx Services' ability to serve our operating companies and our customers.

        For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the Securities and Exchange Commission (the "SEC") incorporated by reference in this prospectus supplement and the accompanying prospectus. For instructions on how to find copies of our filings and the filings of FedEx Express incorporated by reference in this prospectus supplement and the accompanying prospectus, see "Where You Can Find More Information" below.

        The mailing address of our principal executive offices is 942 South Shady Grove Road, Memphis, Tennessee 38120. Our main telephone number is (901) 818-7500.

        The address of our website is www.fedex.com. The information on our website is not incorporated by reference in, and does not form a part of, this prospectus supplement or the accompanying prospectus.

 THE OFFERING

Issuer	FedEx Corporation
Securities Offered	$750,000,000 aggregate principal amount of 3.250% Notes due 2026
$1,250,000,000 aggregate principal amount of 4.550% Notes due 2046
Maturity	The 2026 Notes will mature on April 1, 2026.
The 2046 Notes will mature on April 1, 2046.
Interest	Interest on the 2026 Notes will accrue at the rate of 3.250% per year, payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2016.
Interest on the 2046 Notes will accrue at the rate of 4.550% per year, payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2016.
Optional Redemption

Any series of notes may be redeemed, at our option, in whole or in part at any time at the applicable redemption prices described under "Description of the Notes—Optional Redemption." The notes will not have the benefit of a sinking fund.

Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined herein) occurs, except to the extent we have exercised our right to redeem the notes, we will be required to offer to repurchase the notes of each series at a repurchase price equal to 101% of the principal amount of the notes of that series plus accrued interest to, but not including, the repurchase date. See "Description of the Notes—Change of Control Repurchase Event."

Ranking	The notes will be unsecured and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness.
Subsidiary Guarantors

FedEx Express, FedEx Ground, FedEx Freight Corporation, FedEx Freight, FedEx Services, FedEx TechConnect, FedEx Office, Federal Express Europe, Inc., Federal Express Holdings S.A. and Federal Express International, Inc.

Guarantees

The subsidiary guarantors will fully and unconditionally guarantee payment of principal of and premium, if any, and interest on the notes. The guarantees will rank equally with all other existing and future unsecured and unsubordinated obligations of the subsidiary guarantors.

Further Issues	We may issue additional notes of each series from time to time after this offering without the consent of holders of notes.

Use of Proceeds

We intend to use the net proceeds for working capital and general corporate purposes, which include the redemption or the prepayment and defeasance of the underlying debt of certain leveraged operating leases, including redemption of $245 million of outstanding tax-exempt Alliance Airport, Inc. 4.85% Term Bonds due 2021 and prepayment and defeasance of $238 million of outstanding tax-exempt Indianapolis Airport Authority 5.10% Term Bonds due 2017 (each guaranteed by FedEx Express), and share repurchases made pursuant to our previously announced share repurchase authorization. Such redemption and prepayment and defeasance will be accounted for as prepayments of operating lease obligations and, therefore, will not affect our balance sheet indebtedness. Additionally, we expect to fund the proposed acquisition of TNT Express N.V. ("TNT Express") with cash from operations and proceeds from a second debt offering, which we expect to launch shortly after completion of this offering. See "Use of Proceeds" in this prospectus supplement.

Book-Entry Form

The notes will be issued only in fully registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes of each series will be represented by one or more permanent global notes registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and these beneficial interests may not be exchanged for certificated notes, except in limited circumstances. See "Description of Debt Securities and Guarantees—Book-Entry Procedures" in the accompanying prospectus.

Trading

The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange. The underwriters have advised us that they intend to make a market in each series of the notes, but they are not obligated to do so and may discontinue market-making with respect to any or all series of notes at any time without notice. See "Underwriting" beginning on page S-22 of this prospectus supplement for more information about possible market-making by the underwriters.

Risk Factors

Investing in these notes involves risks that are described in the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended May 31, 2015 and beginning on page S-6 of this prospectus supplement.

RISK FACTORS

        Investing in the notes involves risks. In connection with any investment in the notes, you should consider carefully (i) the factors identified under the heading "Risk Factors" in "Management's Discussion and Analysis of Results of Operations and Financial Condition" in our Annual Report on Form 10-K for the fiscal year ended May 31, 2015, (ii) the factors set forth below related to the notes, and (iii) the other information set forth elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Indenture does not limit the amount of indebtedness that we may incur

        The Indenture under which we will issue the notes and guarantees does not limit the amount of secured or unsecured indebtedness that we or our subsidiaries may incur, including in connection with the proposed acquisition of TNT Express. In addition, other than the provisions relating to a Change of Control Repurchase Event, the Indenture, which is described below under "Description of the Notes," also does not contain any debt covenants or provisions that afford holders of the notes protection in the event we participate in a highly leveraged transaction.

We depend upon our subsidiaries to service our debt

        We are a holding company and derive all of our operating income from our subsidiaries. Our only source of cash to pay principal of and premium, if any, and interest on the notes is from dividends and other payments from our subsidiaries. Our subsidiaries' ability to make such payments may be restricted by, among other things, applicable state and foreign corporate laws and other laws and regulations. In addition, our right and the rights of our creditors, including holders of the notes, to participate in the assets of any subsidiary upon its liquidation or reorganization would be subject to the prior claims of such subsidiary's creditors, except to the extent that we or a subsidiary guarantor may ourselves be a creditor with recognized claims against such subsidiary. The notes will be guaranteed by certain subsidiary guarantors. See "Description of the Notes—General." If our subsidiaries do not provide us with enough cash to make payments on the notes when due, you may have to proceed directly against the subsidiary guarantors.

The guarantees may be limited in duration

        If we sell, transfer or otherwise dispose of all of the capital stock or all or substantially all of the assets of a subsidiary guarantor to any person that is not an affiliate of FedEx, the guarantee of that subsidiary will terminate and holders of the notes will no longer have a direct claim against such subsidiary under the guarantee. See "Description of Debt Securities and Guarantees—Merger, Consolidation and Sale of Assets" in the accompanying prospectus.

The guarantees may be challenged as fraudulent conveyances

        Federal, state and foreign bankruptcy, fraudulent conveyance, fraudulent transfer or similar laws could limit the enforceability of a guarantee. For example, creditors of a subsidiary guarantor could claim that, since the guarantees were incurred for the benefit of FedEx (and only indirectly for the benefit of a subsidiary guarantor), the obligation of a subsidiary guarantor was incurred for less than reasonably equivalent value or fair consideration. If any of our subsidiary guarantors is deemed to have received less than reasonably equivalent value or fair consideration for its guarantee and, at the time it gave the guarantee, that subsidiary guarantor:

  •
  was insolvent or rendered insolvent by giving its guarantee;

  •
  was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

  •
  intended to incur debts beyond its ability to pay such debts as they mature,

then the obligations of such subsidiary guarantor under its guarantee could be voided or subordinated to its other debts. If a court voided a guarantee as a result of a fraudulent conveyance, then the holders of the notes would cease to have a claim against the subsidiary guarantor. To the extent that the claims of holders of the notes against any subsidiary guarantor were subordinated in favor of other creditors of such subsidiary, such other creditors would be entitled to be paid in full before any payment could be made on the notes. In this regard, in an attempt to limit the applicability of fraudulent transfer laws, the Indenture limits the amount of each guarantee to the amount that will result in it not constituting a fraudulent transfer or conveyance. However, we cannot assure you as to what standard a court would apply in making a determination regarding whether reasonably equivalent value or fair consideration was received or as to what would be the maximum liability of each guarantor or whether this limitation would be effective in protecting a guarantee from being voided under fraudulent transfer laws.

We may not be able to repurchase the notes upon a Change of Control Repurchase Event

        Upon the occurrence of a Change of Control Repurchase Event, except to the extent we have exercised our right to redeem the notes, we will be required to make an offer to each holder of the notes of each series to repurchase all or any part of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of such notes repurchased plus any accrued and unpaid interest on such notes repurchased to, but not including, the repurchase date.

        It is possible that we will not have sufficient funds at the time of any Change of Control Repurchase Event to make the required repurchases of the notes of each series. In order to obtain sufficient funds to pay the purchase price of the outstanding notes of a series, we may need to refinance the notes of that series. We cannot assure you that we would be able to refinance the notes of that series on reasonable terms, or at all. Our failure to offer to purchase all outstanding notes of that series or to purchase all validly tendered notes of that series would be an event of default under the Indenture for the notes of that series. Such an event of default may cause the acceleration of our other debt. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash. Our future debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the Indenture.

Ratings of the notes could be lowered in the future

        We expect that the notes will be rated "investment grade" by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell the notes, since a rating does not predict the market price of a particular security or its suitability for a particular investor. A rating organization may lower our rating or decide not to rate our securities in its sole discretion. The rating of the notes will be based primarily on the rating organization's assessment of the likelihood of timely payment of interest when due on the notes and the ultimate payment of principal of the notes on the final maturity date. The reduction, suspension or withdrawal of the ratings of the notes will not, in and of itself, constitute an event of default under the Indenture.

An active trading market for the notes may not develop

        There are no established trading markets for the notes since they are new issues of securities. We do not intend to apply for the listing of the notes on any securities exchange. We cannot assure you as to the liquidity of the public markets for the notes or that any active public markets for the notes of any series will develop or continue. If active public markets do not develop or continue, the market prices and liquidity of the notes may be adversely affected.

 SELECTED FINANCIAL DATA

        The following table sets forth certain selected consolidated financial and operating data for FedEx as of and for the periods indicated. In the opinion of management of FedEx, the accompanying unaudited interim consolidated financial information contains all adjustments necessary to present fairly the consolidated financial position of FedEx as of February 29, 2016 and February 28, 2015 and the consolidated results of its operations for the nine-month periods ended February 29, 2016 and February 28, 2015. Operating results for the nine-month period ended February 29, 2016 are not necessarily indicative of the results that may be expected for the fiscal year ending May 31, 2016 or any other period. This information should be read in conjunction with the detailed information and the consolidated financial statements and accompanying notes incorporated by reference herein. See "Where You Can Find More Information" below.

	(unaudited) Nine Months Ended
			Fiscal Year Ended May 31,
	February 29, 2016(1)	February 28, 2015
(in millions, except per share amounts and other operating data)			2015(2)(6)	2014(6)	2013(3)(6)	2012(4)(6)	2011(5)(6)
Operating Results
Revenues	$37,386	$35,339	$47,453	$45,567	$44,287	$42,680	$39,304
Operating income (loss)	3,145	3,188	1,867	3,815	4,434	(399)	2,115
Income (loss) before income taxes	2,921	3,043	1,627	3,658	4,338	(444)	2,002
Net income (loss)	1,890	1,944	1,050	2,324	2,716	(220)	1,289
Per Share Data
Earnings (loss) per share:
Basic	$6.79	$6.85	$3.70	$7.56	$8.61	$(0.70)	$4.09
Diluted	$6.71	$6.75	$3.65	$7.48	$8.55	$(0.70)	$4.06
Average shares of common stock outstanding	278	284	283	307	315	315	315
Average common and common equivalent shares outstanding	281	288	287	310	317	317	317
Cash dividends declared	$1.00	$0.80	$0.80	$0.60	$0.56	$0.52	$0.48
Financial Position
Property and equipment, net	$22,552	$20,425	$20,875	$19,550	$18,484	$17,248	$15,543
Total assets	37,819	36,108	37,069	33,070	33,567	29,903	27,385
Long-term debt, less current portion	8,477	7,228	7,249	4,736	2,739	1,250	1,667
Common stockholders' investment	14,327	16,012	14,993	15,277	17,398	14,727	15,220
Other Operating Data
FedEx Express aircraft fleet	657	673	647	650	647	660	688

(1)
Results for the nine months of 2016 include provisions for the settlement of (and certain expected losses related to) independent contractor litigation matters involving FedEx Ground for $245 million ($152 million, net of tax, or $0.54 per diluted share) and expenses related to the settlement of a U.S. Customs and Border Protection notice of action regarding uncollected duties and merchandising processing fees in the amount of $69 million ($43 million, net of tax, or $0.15 per diluted share). In addition, results include expenses related to our pending acquisition of TNT Express of $53 million ($33 million, net of tax, or $0.12 per diluted share).

(2)
Results for 2015 include impairment and related charges of $276 million ($175 million, net of tax, or $0.61 per diluted share) resulting from the decision to permanently retire and adjust the retirement schedule of certain aircraft and related engines at FedEx Express. Additionally, results for 2015 include a charge of $197 million ($133 million, net of tax, or $0.46 per diluted share) in the fourth quarter to increase the legal reserve associated with the settlement of a legal matter at FedEx Ground to the amount of the settlement.

(3)
Results for 2013 include costs of $560 million ($353 million, net of tax, or $1.11 per diluted share) of business realignment costs and a $100 million ($63 million, net of tax, or $0.20 per diluted share) impairment charge resulting from the decision to retire 10 aircraft and related engines at FedEx Express.

(4)
Results for 2012 include a $134 million ($84 million, net of tax, or $0.26 per diluted share) impairment charge resulting from the decision to retire 24 aircraft and related engines at FedEx Express and the reversal of a $66 million legal reserve initially recorded in 2011.

(5)
Results for 2011 include charges of approximately $199 million ($104 million, net of tax and applicable variable incentive compensation impacts, or $0.33 per diluted share) for the combination of our FedEx Freight and FedEx National LTL operations and a $66 million reserve associated with a legal matter at FedEx Express.

(6)
Results include mark-to-market losses of $2.2 billion ($1.4 billion, net of tax, or $4.81 per diluted share) in 2015 and $15 million ($9 million, net of tax, or $0.03 per diluted share) in 2014, a gain of $1.4 billion ($835 million, net of tax, or $2.63 per diluted share) in 2013 and losses of $3.9 billion ($2.5 billion, net of tax, or $7.76 per diluted share) in 2012 and $555 million ($344 million, net of tax, or $1.09 per diluted share) in 2011 from actuarial adjustments to pension and postretirement healthcare plans related to the measurement of plan assets and liabilities.

 USE OF PROCEEDS

        We estimate that the net proceeds of this offering will be approximately $1,973,850,000, after deducting underwriting discounts and other expenses related to this offering. We intend to use the net proceeds for working capital and general corporate purposes, which include the redemption or the prepayment and defeasance of the underlying debt of certain leveraged operating leases, including redemption of $245 million of outstanding tax-exempt Alliance Airport, Inc. 4.85% Term Bonds due 2021 and prepayment and defeasance of $238 million of outstanding tax-exempt Indianapolis Airport Authority 5.10% Term Bonds due 2017 (each guaranteed by FedEx Express), and share repurchases made pursuant to our previously announced share repurchase authorization. Such redemption and prepayment and defeasance will be accounted for as prepayments of operating lease obligations and, therefore, will not affect our balance sheet indebtedness. Additionally, we expect to fund the proposed acquisition of TNT Express with cash from operations and proceeds from a second debt offering, which we expect to launch shortly after completion of this offering.

 CAPITALIZATION

        The following table sets forth our consolidated capitalization as of February 29, 2016 on an actual basis and on an as adjusted basis to give effect to this offering (but not the application of proceeds therefrom).

	Actual	As Adjusted
	(In millions)
Current portion of long-term debt	$11	$11
Long-term debt:
2026 Notes offered hereby	—	750
2046 Notes offered hereby	—	1,250
Other long-term debt, less current portion	8,477	8,477

Total long-term debt, less current portion	$8,477	$10,477
Common stockholders' investment:
Common stock	32	32
Additional paid-in capital	2,869	2,869
Retained earnings	18,481	18,481
Accumulated other comprehensive loss	(159)	(159)
Treasury stock, at cost	(6,896)	(6,896)

Total common stockholders' investment	$14,327	$14,327

Total capitalization(1)	$22,815	$24,815

(1)
Other than share repurchases made pursuant to our previously announced share repurchase authorization, there have been no material changes to our capitalization since February 29, 2016.

 RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

        Our ratio of earnings to fixed charges for each of the last five fiscal years and for the nine-month period ended February 29, 2016 is as follows:

Nine Months Ended February 29, 2016
	Fiscal Year Ended May 31,
	2015	2014	2013	2012(1)	2011
3.9	2.3	4.4	5.3	—	2.9

(1)
Earnings for 2012 were inadequate to cover fixed charges. Additional earnings of $529 million would have been necessary to bring the ratio for this period to 1.0.

        Earnings included in the calculation of the ratio of earnings to fixed charges represent income before income taxes plus fixed charges, other than capitalized interest. Fixed charges include interest expense, including capitalized interest, amortization of debt issuance costs and a portion of rent expense representative of interest.

DESCRIPTION OF THE NOTES

        The following, along with the additional information contained under "Description of Debt Securities and Guarantees" in the accompanying prospectus, is a summary of the material provisions of the Indenture referred to below, the notes and the guarantees. Because this is a summary, it may not contain all the information that may be important to you. For further information, you should read the Indenture, a copy of which is available from us on request at the address specified in "Where You Can Find More Information" below. This summary is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture, including definitions of certain terms used in it. If any of the information set forth below is inconsistent with information in the accompanying prospectus, the information set forth below, to the extent inconsistent therewith, replaces and supersedes the information in the accompanying prospectus. If we use a term that is not defined in this prospectus supplement, you should refer to the definition that is provided in the accompanying prospectus.

General

        We are offering $750,000,000 aggregate principal amount of our 3.250% Notes due 2026 (the "2026 Notes") and $1,250,000,000 aggregate principal amount of our 4.550% Notes due 2046 (the "2046 Notes" and, collectively with the 2026 Notes, the "notes"). The 2026 Notes and the 2046 Notes will mature on April 1, 2026 and April 1, 2046, respectively, and will be issued as separate series under the indenture dated as of October 23, 2015, as supplemented by supplemental indenture no. 2 to be dated as of March 24, 2016, among FedEx, the subsidiary guarantors named below and Wells Fargo Bank, National Association, as trustee (collectively, the "Indenture").

        The notes will be our general unsecured obligations and will rank equally with all our other unsecured and unsubordinated indebtedness. The notes will be fully and unconditionally guaranteed by FedEx Express, FedEx Ground, FedEx Freight Corporation, FedEx Freight, FedEx Services, FedEx TechConnect, FedEx Office, Federal Express Europe, Inc., Federal Express Holdings S.A. and Federal Express International, Inc. These subsidiaries currently guarantee our obligations under our outstanding unsecured debt securities and revolving credit facility. If we sell, transfer or otherwise dispose of all of the capital stock or all or substantially all of the assets of a subsidiary guarantor to any person that is not an affiliate of FedEx, the guarantee of that subsidiary will automatically terminate and holders of the notes will no longer have a direct claim against such subsidiary under the guarantee. See "Description of Debt Securities and Guarantees—Guarantees" in the accompanying prospectus.

        We may redeem any series of notes in whole or in part at any time at the applicable redemption prices described under "—Optional Redemption" below. We may issue additional notes of each series from time to time after this offering. The notes of each series and any additional new notes of such series subsequently issued under the Indenture would be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions. If the additional notes of a series, if any, are not fungible with the notes of that series offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. The notes will not have the benefit of a sinking fund. If a Change of Control Repurchase Event (as defined below) occurs, except to the extent we have exercised our right to redeem the notes, we will be required to offer to repurchase the notes of each series, as described under "—Change of Control Repurchase Event" below.

        The Indenture does not limit the aggregate amount of debt securities which may be issued under the Indenture. Other than the provisions relating to a Change of Control Repurchase Event, the Indenture does not contain any debt covenants or provisions which would afford the holders of the notes protection in the event of a highly leveraged transaction.

        The trustee will not be liable for special, indirect, exemplary, incidental, punitive or consequential or other similar loss or damage of any kind under the Indenture. We and the trustee, and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the notes or any transaction contemplated thereby.

        The notes will be issued only in fully registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes of each series will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under "Description of Debt Securities and Guarantees—Book-Entry Procedures" in the accompanying prospectus.

Interest

        The 2026 Notes will bear interest at the rate of 3.250% per year. The 2046 Notes will bear interest at the rate of 4.550% per year. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the notes of each series will be payable semi- annually in arrears on April 1 and October 1, commencing October 1, 2016, and ending on the maturity date of each respective series, to the persons in whose names the notes are registered on the preceding March 15 and September 15 (whether or not that date is a business day), respectively. If the maturity date of the notes of a series falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day. If any interest payment date would otherwise be a day that is not a business day, that interest payment date will be postponed to the next date that is a business day.

Optional Redemption

        At our option, we may redeem any series of notes, in whole or in part, at any time prior to the applicable Par Call Date, on at least 30 days', but no more than 60 days', prior written notice mailed (or otherwise delivered in accordance with the applicable procedures of DTC) to the registered holders of the notes to be redeemed. Upon redemption of such notes, we will pay a redemption price as calculated by a Reference Treasury Dealer selected by us equal to the greater of:

          (1)   100% of the principal amount of the notes to be redeemed; and

          (2)   the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on the applicable Par Call Date (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate described below plus 20 basis points in the case of the 2026 Notes and 30 basis points in the case of the 2046 Notes;

in each case, plus accrued and unpaid interest to the date of redemption on the principal amount of the notes being redeemed.

        At any time on or after the applicable Par Call Date, we may redeem any series of notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the date of redemption on the principal amount of the notes being redeemed.

        "Adjusted Treasury Rate" means, with respect to any date of redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

        "Comparable Treasury Issue" means, with respect to the notes of any series to be redeemed prior to the applicable Par Call Date, the United States Treasury security selected by a Reference Treasury Dealer selected by us as having a maturity comparable to the remaining term of such notes (assuming, for this purpose, that the notes mature on the applicable Par Call Date) that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming, for this purpose, that the notes mature on the applicable Par Call Date).

        "Comparable Treasury Price" means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if we are provided fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

        "Par Call Date" means January 1, 2026 in the case of the 2026 Notes (the date that is three months prior to the maturity date of the 2026 Notes) and October 1, 2045 in the case of the 2046 Notes (the date that is six months prior to the maturity date of the 2046 Notes).

        "Reference Treasury Dealer" means each of (i) Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC and their respective successors; and (ii) any other primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer") we select. If any of the foregoing ceases to be a Primary Treasury Dealer, we must substitute another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day before the date of redemption.

        Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions of the notes called for redemption.

Change of Control Repurchase Event

        If a Change of Control Repurchase Event occurs with respect to the notes, except to the extent we have exercised our right to redeem the notes as described above, we will make an offer to each holder of the notes of each series to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) of that holder's notes at a repurchase price (the "repurchase price") in cash equal to 101% of the aggregate principal amount of such notes repurchased plus any accrued and unpaid interest on such notes repurchased to, but not including, the repurchase date. Within 30 days following a Change of Control Repurchase Event or, at our option, prior to a Change of Control, but after the public announcement of such Change of Control, we will mail, or cause to be mailed, or otherwise deliver in accordance with the applicable procedures of DTC, a notice to each holder of the notes of each series, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes on the payment date specified in the notice (such offer the "repurchase offer" and such date the "repurchase date"), which repurchase date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures described in such notice. The notice shall, if mailed or delivered prior to the date of consummation of the Change of Control, state that the repurchase offer is conditioned on a Change of Control Repurchase Event occurring on or prior to the repurchase date.

        We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes of each series as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

        On the repurchase date following a Change of Control Repurchase Event, we will, to the extent lawful:

          (1)   accept for payment all notes or portions of notes properly tendered pursuant to the repurchase offer;

          (2)   deposit with the trustee or with such paying agent as the trustee may designate an amount equal to the aggregate repurchase price for all notes or portions of notes properly tendered; and

          (3)   deliver, or cause to be delivered, to the trustee the notes properly accepted for payment by us, together with an officers' certificate stating the aggregate principal amount of notes being repurchased by us pursuant to the repurchase offer and, to the extent applicable, an executed new note or notes evidencing any unpurchased portion of any note or notes surrendered for which the trustee shall be required to authenticate and deliver a new note or notes as provided below.

        The trustee will promptly mail, or cause the paying agent to promptly mail, or otherwise deliver in accordance with the applicable procedures of DTC, to each holder of notes, or portions of notes, properly tendered and accepted for payment by us the repurchase price for such notes, or portions of notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note duly executed by us equal in principal amount to any unpurchased portion of any notes surrendered, as applicable; provided that each new note will be in a principal amount equal to $2,000 or any integral multiple of $1,000 in excess thereof.

        We will not be required to make a repurchase offer upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by FedEx and such third party purchases all notes or portions of notes properly tendered and not withdrawn under its offer.

        For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

        "Below Investment Grade Ratings Event" means, with respect to the notes, on any day within the 60-day period (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any Rating Agency) after the earlier of (1) the occurrence of a Change of Control, or (2) public announcement of the occurrence of a Change of Control or our intention to effect a Change of Control, the notes are rated below Investment Grade by each and every Rating Agency. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or publicly confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Ratings Event).

        "Change of Control" means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as those terms are used in Section 13(d)(3) of the Exchange Act), other than (1) FedEx or any of its subsidiaries, (2) any employee benefit plan (or a trust forming a part thereof) maintained by FedEx or any of its subsidiaries, or (3) any underwriter temporarily holding Voting Stock of FedEx pursuant to an offering of such Voting Stock, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of FedEx's Voting Stock or other Voting Stock into which FedEx's Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares.

        "Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event with respect to the notes.

        "Investment Grade" means, with respect to Moody's, a rating of Baa3 or better (or its equivalent under any successor rating categories of Moody's); with respect to S&P, a rating of BBB– or better (or its equivalent under any successor rating categories of S&P); and, with respect to any additional Rating Agency or Rating Agencies selected by FedEx, the equivalent investment grade credit rating.

        "Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.

        "Rating Agency" means (1) each of Moody's and S&P, and (2) if either of Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of FedEx's control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act, selected by FedEx (as certified by a board resolution) as a replacement agency for Moody's or S&P, or both of them, as the case may be.

        "S&P" means Standard & Poor's Ratings Services, a division of McGraw Hill Financial, Inc., and its successors.

        "Voting Stock" of any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

        The Change of Control Repurchase Event provisions of the notes may in certain circumstances make more difficult or discourage a sale or takeover of FedEx and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

        If we experience a Change of Control Repurchase Event, we may not have sufficient financial resources available to satisfy our obligations to repurchase all notes or portions of notes properly tendered. Furthermore, debt agreements to which we may become a party in the future may contain restrictions and provisions limiting our ability to repurchase the notes. Our failure to repurchase the notes as required under the Indenture would result in a default under the Indenture, which could have material adverse consequences for us and the holders of the notes.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

        The following sets forth the material U.S. federal income and, in the case of Non-U.S. Holders (as defined below), estate tax consequences of ownership and disposition of the notes of any series, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated or proposed thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This discussion applies only to notes that meet all of the following conditions:

  •
  they are purchased in this offering at their "issue price," which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes of the same series is sold for money; and

  •
  they are held as capital assets within the meaning of Section 1221 of the Code (generally, for investment).

        This discussion does not describe all of the tax consequences that may be relevant to investors in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or to investors subject to special rules, such as:

  •
  tax-exempt organizations;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  traders in securities that elect the mark-to-market method of tax accounting for their securities;

  •
  certain former citizens and long-term residents of the United States;

  •
  certain financial institutions;

  •
  insurance companies;

  •
  dealers in securities;

  •
  persons holding notes as part of a straddle or integrated transaction for U.S. federal income tax purposes;

  •
  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; and

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

        If a holder is a partnership, the U.S. federal income tax treatment of the holder's partners will generally depend on the status of the partners and the holder's activities.

        Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of a note that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation, organized in or under the laws of the United States, any state therein or the District of Columbia; or

  •
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

  Payments of interest

        Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

  Certain additional payments

        There are circumstances in which we might be required to make additional payments on a note, for instance, as described under "Description of the Notes—Change of Control Repurchase Event." We intend to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the Internal Revenue Service ("IRS"). If the IRS takes a position contrary to that described above with respect to a series of notes, a U.S. Holder may be required to accrue interest income based upon a "comparable yield" (as defined in the Treasury Regulations) determined at the time of issuance of the notes in such series (which is not expected to differ significantly from the actual yield on the notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange or other taxable disposition of the notes in such series would be treated as ordinary income rather than as capital gain. U.S. Holders should consult their tax advisors regarding the tax consequences if the notes in any series were treated as contingent payment debt instruments. The discussion herein assumes that the notes in each series will not be treated as contingent payment debt instruments.

  Sale, exchange or other taxable disposition of the notes

        Upon the sale, exchange or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the holder's adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under "—Payments of interest" above.

        Gain or loss recognized on the sale, exchange or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition the note has been held by the holder for more than one year. The deductibility of capital losses is subject to limitations under the Code.

  Backup withholding and information reporting

        Information returns are required to be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes, unless the U.S. Holder is an exempt recipient. A U.S. Holder may also be subject to backup withholding, currently at a rate of 28%, on these payments if the U.S. Holder fails to provide its taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note that is for U.S. federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  a foreign estate or trust.

        "Non-U.S. Holder" does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

  Payments on the notes

        Subject to the discussions below under "—Backup withholding and information reporting" and "—FATCA legislation," payments of principal and interest on the notes to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

  •
  the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

  •
  the certification requirement described below has been fulfilled.

        Interest on a note will not be exempt from withholding tax unless the Non-U.S. Holder of that note certifies on IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that it is not a United States person. Special certification rules apply to notes that are held through foreign intermediaries.

        If a Non-U.S. Holder does not satisfy the requirements described above, payments of interest on the notes to such Non-U.S. Holder will generally be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides an applicable IRS Form W-8 claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty.

        If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a U.S. Holder (see "—Tax Consequences to U.S. Holders" above), except that the Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

  Sale, exchange or other taxable disposition of the notes

        Subject to the discussions below under "—Backup withholding and information reporting" and "—FATCA legislation," a Non-U.S. Holder of a note will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, or other taxable disposition of such note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder).

  U.S. federal estate tax

        Individual Non-U.S. Holders, and entities the property of which is potentially includible in such individuals' gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note will be treated as U.S. situs property subject to U.S. federal estate tax if interest payments on the note, if received by the decedent at death, would have been:

  •
  subject to U.S. federal withholding tax (even if the W-8 certification requirement described above were satisfied, and not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty or withholding under FATCA); or

  •
  effectively connected with the conduct of a trade or business in the United States.

  Backup withholding and information reporting

        Information returns are required to be filed with the IRS in connection with interest payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to backup withholding, currently at a rate of 28%, on payments on the notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA legislation

        Provisions commonly referred to as "FATCA" impose withholding of 30% on payments of interest on the notes and, for dispositions after December 31, 2018, of proceeds from dispositions of the notes, to "foreign financial institutions" (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of certain interests in or accounts with those entities) have been satisfied or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If any withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return, which may entail significant administrative burden. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in the notes.

UNDERWRITING

        Subject to the terms and conditions stated in the underwriting agreement between us, the subsidiary guarantors named therein and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC as representatives of the underwriters named below, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the aggregate principal amount of notes set forth opposite such underwriter's name below.

Underwriters	Principal Amount of 2026 Notes	Principal Amount of 2046 Notes
Goldman, Sachs & Co.	$120,000,000	$200,000,000
Citigroup Global Markets Inc.	$97,500,000	$162,500,000
Deutsche Bank Securities Inc.	$97,500,000	$162,500,000
J.P. Morgan Securities LLC	$97,500,000	$162,500,000
BNP Paribas Securities Corp.	$45,000,000	$75,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$45,000,000	$75,000,000
Mizuho Securities USA Inc.	$45,000,000	$75,000,000
Scotia Capital (USA) Inc.	$45,000,000	$75,000,000
SunTrust Robinson Humphrey, Inc.	$45,000,000	$75,000,000
Wells Fargo Securities, LLC	$45,000,000	$75,000,000
HSBC Securities (USA) Inc.	$15,000,000	$25,000,000
ING Financial Markets LLC	$15,000,000	$25,000,000
Morgan Stanley & Co. LLC	$15,000,000	$25,000,000
Regions Securities LLC	$15,000,000	$25,000,000
Samuel A. Ramirez & Company, Inc.	$7,500,000	$12,500,000

Total	$750,000,000	$1,250,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all notes if they purchase any notes.

        The underwriters propose to offer some of the notes of each series directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and some of the notes of each series to dealers at the applicable public offering price less a concession not to exceed 0.400% of the aggregate principal amount of the 2026 Notes and 0.525% of the aggregate principal amount of the 2046 Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.150% of the aggregate principal amount of the 2026 Notes and 0.250% of the aggregate principal amount of the 2046 Notes. After the initial offering of the notes to the public, the underwriters may change the public offering prices and concessions. The offering of the notes by the underwriters is subject to receipt and acceptance of the notes and subject to the underwriters' right to reject any order in whole or in part.

        The following table shows the underwriting discounts to be received by the underwriters in connection with this offering:

Per 2026 Note	0.650%
Per 2046 Note	0.875%

        The notes are new issues of securities with no established trading markets. We do not intend to apply for the listing of the notes on any securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in each series of the notes but they are not obligated to do so and may discontinue market making with respect to any or all series of notes at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

        In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the aggregate principal amount of notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while this offering is in progress.

        Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        We estimate that our total expenses for this offering, excluding underwriting discounts, will be approximately $3,320,000.

        We and certain subsidiary guarantors have agreed, jointly and severally, to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"), or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, cash management, investment banking, commercial banking and general financing services for us and our affiliates in the ordinary course of business for which they have received, or may receive, customary fees and expenses. Affiliates of certain of the underwriters are agents and/or lenders under our revolving credit facility.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. Certain of the underwriters or their affiliates have a lending relationship with us. Certain of those underwriters or their affiliates routinely hedge, and certain other underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

  Canada

        The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State no offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may be made to the public in that Relevant Member State other than:

          (a)   to any legal entity which is a "qualified investor" as defined in the Prospectus Directive;

          (b)   to fewer than 150 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by FedEx for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for FedEx or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

  United Kingdom

        In the United Kingdom, this prospectus supplement and the accompanying prospectus and any other material in relation to the notes are being distributed only to, and are directed only at, persons who are "qualified investors" (as defined in the Prospectus Directive) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as "Relevant Persons." The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and the accompanying prospectus and their contents. The notes are not being offered to the public in the United Kingdom.

  Hong Kong

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

  Singapore

        This prospectus supplement and accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

 LEGAL MATTERS

        Certain legal matters relating to the notes and the guarantees will be passed upon for us by Christine P. Richards, Esq., our Executive Vice President, General Counsel and Secretary, by Christina R. Conrad, Senior Managing Attorney—Employment Law and Assistant Secretary of FedEx Freight, by Kimble H. Scott, Senior Vice President and General Counsel of FedEx Office, and by Davis Polk & Wardwell LLP, New York, New York. Christine P. Richards, Christina R. Conrad and Kimble H. Scott hold shares of our common stock and other equity compensation awards issued under our equity compensation plans. Simpson Thacher & Bartlett LLP, New York, New York, will pass upon certain legal matters relating to the notes and the guarantees for the underwriters.

EXPERTS

        The consolidated financial statements of FedEx Corporation appearing in FedEx Corporation's Annual Report (Form 10-K) for the fiscal year ended May 31, 2015 (including the schedule appearing therein), and the effectiveness of FedEx Corporation's internal control over financial reporting as of May 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon their reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

        The consolidated financial statements of Federal Express Corporation appearing in Federal Express Corporation's Annual Report (Form 10-K) for the fiscal year ended May 31, 2015 (including the schedule appearing therein), and the effectiveness of Federal Express Corporation's internal control over financial reporting as of May 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

        With respect to the unaudited condensed consolidated interim financial information of FedEx Corporation and Federal Express Corporation included in each company's Quarterly Report on Form 10-Q for the quarters ended August 31, 2015, November 30, 2015 and February 29, 2016, each of which is incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated September 17, 2015, December 17, 2015 and March 17, 2016 included in each company's Quarterly Report on Form 10-Q for the quarters ended August 31, 2015, November 30, 2015 and February 29, 2016, and incorporated by reference herein, state that they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Act for their reports on the unaudited interim financial information because each such report is not a "report" or "part" of this prospectus supplement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

 WHERE YOU CAN FIND MORE INFORMATION

        We and FedEx Express file annual, quarterly and current reports, proxy statements (in the case of FedEx only) and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any of these documents at the SEC's public reference room in Washington, D.C. located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room.

        The SEC allows us to incorporate by reference information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is considered a part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will automatically update and, where applicable, modify and supersede previous information contained in documents filed earlier with the SEC or contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and FedEx Express (as long as FedEx Express files reports with the SEC) incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and all future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC) prior to the termination of this offering.

FedEx SEC Filings	Period
Annual Report on Form 10-K	Fiscal year ended May 31, 2015
Quarterly Report on Form 10-Q	Quarters ended August 31, 2015, November 30, 2015 and February 29, 2016
Definitive Proxy Statement on Schedule 14A	Filed on August 17, 2015
Current Reports on Form 8-K	Filed on June 1, 2015 (only with respect to Items 2.05 and 2.06), June 12, 2015 (only with respect to Items 5.02 and 8.01), July 8, 2015, July 24, 2015, September 28, 2015, October 20, 2015, October 23, 2015, November 2, 2015, November 18, 2015 and March 7, 2016

FedEx Express SEC Filings	Period
Annual Report on Form 10-K	Fiscal year ended May 31, 2015
Quarterly Report on Form 10-Q	Quarters ended August 31, 2015, November 30, 2015 and February 29, 2016
Current Reports on Form 8-K	Filed on June 1, 2015 (only with respect to Items 2.05 and 2.06), June 12, 2015 (only with respect to Items 5.02 and 8.01), July 24, 2015, October 20, 2015, October 23, 2015 and November 18, 2015

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all of the documents referred to above, which have been or may be incorporated by reference into this prospectus supplement or the accompanying prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request these documents by contacting us in writing, by telephone or email at:

  FedEx Corporation
  Attention: Investor Relations
  942 South Shady Grove Road
  Memphis, Tennessee 38120
  (901) 818-7200
  ir@fedex.com

        You can also access our SEC filings through the Investor Relations page of our website at http://investors.fedex.com. The information on our website, however, is not incorporated by reference in, and does not form a part of, this prospectus supplement or the accompanying prospectus.

DEBT SECURITIES

COMMON STOCK

        We may offer and sell from time to time, in one or more offerings, any combination of our debt securities and common stock. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of any securities that we offer in supplements to this prospectus. The prospectus supplements also will describe the specific manner in which we will offer these securities and also may supplement, update or amend information contained in this prospectus.

        Unless we inform you otherwise in a prospectus supplement, the debt securities will be guaranteed by Federal Express Corporation, FedEx Ground Package System, Inc., FedEx Freight Corporation, FedEx Freight, Inc., FedEx Office and Print Services, Inc., FedEx Corporate Services, Inc., FedEx TechConnect, Inc., Federal Express Europe, Inc., Federal Express Holdings S.A. and Federal Express International, Inc. See "Description of Debt Securities and Guarantees—Guarantees."

        Prior to their issuance there will have been no market for the debt securities. Unless we inform you otherwise in a prospectus supplement, we do not intend to apply for the listing of any series of debt securities on a national securities exchange.

        Our common stock is listed on the New York Stock Exchange under the symbol "FDX."

        We may offer and sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

        You should read this prospectus and any prospectus supplement, as well as any information described under the heading "Where You Can Find More Information," carefully before you invest.

        Investing in our debt securities and common stock involves certain risks. See "Risk Factors" on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 18, 2015.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we have filed with the Securities and Exchange Commission, referred to as the SEC in this prospectus. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits thereto can be obtained from the SEC, as indicated under the heading "Where You Can Find More Information."

        This prospectus provides you with only a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described below under the heading "Where You Can Find More Information."

        The prospectus supplement also will contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters, dealers or agents and the net proceeds to us.

        We have not authorized any other person to provide you with information other than that contained or incorporated by reference in this prospectus or any prospectus supplement prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or any sales of securities made in connection herewith. In the case of information contained in documents we file with the SEC and incorporate by reference in this prospectus, you should assume that such information is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

        References in this prospectus to "FedEx," "we," "us" and "our" are to FedEx Corporation. References to "FedEx Express" are to Federal Express Corporation, our largest subsidiary.

FORWARD-LOOKING STATEMENTS

        This prospectus (including the information incorporated by reference in this prospectus) may contain "forward-looking" statements within the meaning of the federal securities laws with respect to our financial condition, results of operations, cash flows, plans, objectives, future performance and business. Forward-looking statements include those preceded by, followed by or that include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "plans," "estimates," "targets," "projects," "intends" or similar expressions.

        Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated (expressed or implied) by such forward-looking statements because of, among other things, the risk factors referred to below under the heading "Risk Factors."

        As a result of these and other factors, no assurance can be given as to our future results and achievements. Accordingly, a forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We and FedEx Express file annual, quarterly and current reports, proxy statements (in the case of FedEx only) and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any of these documents at the SEC's public reference room in Washington, D.C. located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room.

        The SEC allows us to incorporate by reference information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is considered a part of this prospectus, and later information filed with the SEC will automatically update and, where applicable, modify and supersede previous information contained in documents filed earlier with the SEC or contained in or incorporated by reference into this prospectus. We and FedEx Express (so long as FedEx Express files reports with the SEC) incorporate by reference into this prospectus the documents listed below and all future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC) prior to the termination of the offering under this prospectus.

FedEx SEC Filings	Period
Annual Report on Form 10-K	Fiscal year ended May 31, 2015
Quarterly Report on Form 10-Q	Quarter ended August 31, 2015
Current Reports on Form 8-K	Filed on June 1, 2015, June 12, 2015, July 8, 2015 and July 24, 2015
Description of our common stock contained in the Registration Statement on Form 8-A	Filed on April 14, 2000

FedEx Express SEC Filings	Period
Annual Report on Form 10-K	Fiscal year ended May 31, 2015
Quarterly Report on Form 10-Q	Quarter ended August 31, 2015
Current Reports on Form 8-K	Filed on June 1, 2015, June 12, 2015 and July 24, 2015

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the documents referred to above, which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request these documents by contacting us in writing, by telephone or email at:

    FedEx Corporation
    Attention: Investor Relations
    942 South Shady Grove Road
    Memphis, Tennessee 38120
    (901) 818-7200
     ir@fedex.com

        You can also access our SEC filings through our website at http://investors.fedex.com. The information on our website, however, is not incorporated by reference in, and does not form a part of, this prospectus or any prospectus supplement.

 ABOUT OUR COMPANY

        FedEx provides a broad portfolio of transportation, e-commerce and business services through companies competing collectively, operating independently and managed collaboratively, under the respected FedEx brand. These companies are included in four business segments:

  •
  FedEx Express:  Federal Express Corporation ("FedEx Express") is the world's largest express transportation company, offering time-definite delivery to more than 220 countries and territories, connecting markets that comprise more than 90% of the world's gross domestic product. The FedEx Express segment also includes FedEx Trade Networks, Inc., which provides international trade services, specializing in customs brokerage and global ocean and air freight forwarding, FedEx SupplyChain Systems, Inc., which offers a range of supply chain solutions, and Bongo International, LLC ("Bongo"), which is a leader in cross-border enablement technology and solutions.

  •
  FedEx Ground:  FedEx Ground Package System, Inc. ("FedEx Ground") is a leading North American provider of small-package ground delivery services. FedEx Ground provides low-cost, day-certain service to any business address in the United States and Canada, as well as residential delivery to nearly 100% of U.S. residences through its FedEx Home Delivery service. FedEx Ground also offers FedEx SmartPost, a service which specializes in the consolidation and delivery of high volumes of low-weight, less time-sensitive business-to-consumer packages using the U.S. Postal Service for final delivery to any residential address or PO Box in the United States. The FedEx Ground segment also includes GENCO Distribution System, Inc., which is a leading North American third-party logistics provider.

  •
  FedEx Freight:  FedEx Freight, Inc. ("FedEx Freight") is a leading U.S. provider of less-than-truckload freight services across all lengths of haul, offering: FedEx Freight Priority, when speed is critical to meet supply chain needs; and FedEx Freight Economy, when time can be traded for cost savings. The FedEx Freight segment also offers freight delivery service to most points in Canada, Mexico, Puerto Rico and the U.S. Virgin Islands, and includes FedEx Custom Critical, Inc., a leading North American provider of time-specific, critical shipment services.

  •
  FedEx Services:  FedEx Corporate Services, Inc. ("FedEx Services") provides our other companies with sales, marketing, information technology, communications and back-office support. The FedEx Services segment also includes FedEx TechConnect, Inc. ("FedEx TechConnect"), which is responsible for customer service, billings and collections for our U.S. customers and offers technical support services, and FedEx Office and Print Services, Inc. ("FedEx Office"), which provides document and business services and retail access to our package transportation businesses.

        The mailing address of our principal executive offices is 942 South Shady Grove Road, Memphis, Tennessee 38120. Our main telephone number is (901) 818-7500.

        The address of our website is www.fedex.com. The information on our website is not incorporated by reference in, and does not form a part of, this prospectus or any prospectus supplement.

RISK FACTORS

        Investing in our securities involves risks. In connection with any investment in our securities, you should consider carefully (i) the factors identified under the heading "Risk Factors" in "Management's Discussion and Analysis of Results of Operations and Financial Condition" in our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q, (ii) the other information set forth elsewhere in this prospectus and in the documents incorporated by reference into this prospectus and (iii) any risk factors set forth in the applicable prospectus supplement.

 RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

		Year Ended May 31,
	Three Months Ended August 31, 2015
		2015	2014	2013	2012(1)	2011
Ratio of Earnings to Fixed Charges	4.4	2.3	4.4	5.3	—	2.9

(1)
Earnings for 2012 were inadequate to cover fixed charges. Additional earnings of $529 million would have been necessary to bring the ratio for this period to 1.0.

        Earnings included in the calculation of the ratio of earnings to fixed charges represent income before income taxes plus fixed charges, other than capitalized interest. Fixed charges include interest expense, including capitalized interest, amortization of debt issuance costs and a portion of rent expense representative of interest.

USE OF PROCEEDS

        Unless we inform you otherwise in a prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for our general corporate purposes including, but not limited to, capital expenditures, working capital, repayment or reduction of indebtedness and the financing of business acquisitions.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

        The debt securities and guarantees covered by this prospectus will be issued under an indenture between FedEx, the subsidiary guarantors named below and Wells Fargo Bank, National Association, as trustee (the "indenture").

        The following summary describes the general terms and provisions of the debt securities and guarantees covered by this prospectus. When we offer to sell a particular series of debt securities, we will describe in a prospectus supplement the specific terms of, and the extent, if any, to which the general terms set forth below do not apply to, such debt securities and guarantees. If any information set forth in a prospectus supplement regarding the terms and provisions of a particular series of debt securities and guarantees is inconsistent with the information set forth below, the information in the prospectus supplement will supersede and replace the information in this prospectus.

        Because the following is a summary, it may not contain all the information that may be important to you. For further information, you should read the form of indenture, which is an exhibit to the registration statement of which this prospectus is a part. A copy of the form of indenture is also available from us upon request at the contact information specified in "Where You Can Find More Information." This summary is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including definitions of certain terms used in it. In the following summary, we have included references to section numbers of the indenture so that you can easily locate these provisions.

Terms; Form and Denomination

        We may issue debt securities under the indenture from time to time in one or more series, each in an amount we authorize prior to issuance. The indenture does not limit the aggregate amount of debt securities we may issue under the indenture.

        The debt securities will be our general unsecured obligations and will rank equally with all our other unsecured and unsubordinated indebtedness. Unless we inform you otherwise in a prospectus supplement, the debt securities will be guaranteed by FedEx Express, FedEx Ground, FedEx Freight Corporation, FedEx Freight, FedEx Office, FedEx Services, FedEx TechConnect, Federal Express

Europe, Inc., Federal Express Holdings S.A. and Federal Express International, Inc. (who we refer to throughout this prospectus as the "subsidiary guarantors"). The subsidiary guarantors currently guarantee our obligations under our outstanding unsecured debt securities, revolving credit facility and letter of credit facility.

        The indenture does not contain any debt covenants or other provisions that would afford the holders of the debt securities protection in the event we participate in a highly leveraged transaction.

        The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the title of the debt securities;

  •
  the authorized denominations and aggregate principal amount offered and any limit on future issues of additional debt securities of the same series;

  •
  whether we will issue the debt securities as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

  •
  the date or dates on which the principal of and any premium on the debt securities will be payable or the method by which such date or dates will be determined;

  •
  any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing and the basis for calculating interest, if other than a 360-day year of twelve 30-day months;

  •
  the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made, if other than the corporate trust office of the trustee;

  •
  whether the debt securities will be listed on a national securities exchange;

  •
  any provisions that would determine payments on the debt securities by reference to a formula, index or other method;

  •
  whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

  •
  any mandatory or optional sinking fund or analogous provisions;

  •
  any provisions for optional or mandatory redemption or repurchase;

  •
  the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

  •
  any provisions for the defeasance of the debt securities;

  •
  the currency in which payments of principal of and any premium and interest on the debt securities will be payable, if other than U.S. dollars;

  •
  any additional events of default or covenants applicable to the series;

  •
  any restrictions or other provisions relating to the transfer or exchange of the debt securities;

  •
  any terms for the conversion or exchange of the debt securities for other securities issued by us or any other entity;

  •
  the terms of the guarantees and the identities of the subsidiary guarantors; and

  •
  any other terms that are not inconsistent with the indenture.

        Unless we inform you otherwise in a prospectus supplement, all outstanding debt securities will be exchangeable, transfers of debt securities will be registrable, and principal of and any premium and interest on all debt securities will be payable, at the corporate trust office of the trustee; provided that payment of interest may, at our option, be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer to an account maintained by the payee with a bank located in the United States. (Sections 3.01, 3.05, 3.07 and 10.02)

        Unless we inform you otherwise in a prospectus supplement, all debt securities will be issued only in fully registered form without coupons in denominations of $1,000 and any integral multiples of $1,000. (Section 3.02) Neither FedEx nor the trustee will impose any service charge for any transfer or exchange of a debt security; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities. (Section 3.05)

        We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. Those debt securities may bear no interest or may bear interest at a rate that at the time of issuance is below market rates. We will describe any material United States federal income tax considerations and any other special considerations relating to an investment in discount securities in any prospectus supplement relating to such securities.

        If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in a prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Guarantees

        Unless we inform you otherwise in a prospectus supplement, the debt securities will be guaranteed by the subsidiary guarantors. If we sell, transfer or otherwise dispose of all of the capital stock or all or substantially all of the assets of a subsidiary guarantor to any person that is not an affiliate of FedEx, the guarantee of that subsidiary will terminate and holders of debt securities will no longer have a direct claim against such subsidiary under the guarantee. (Section 12.04)

        Each of the subsidiary guarantors will fully and unconditionally guarantee, jointly and severally, the due and punctual payment of principal of and any premium and interest on the debt securities, and the due and punctual payment of any sinking fund payments, when the same shall become due and payable, whether at maturity, by declaration of acceleration, by call for redemption or otherwise. (Section 12.01) The guarantees will be unsecured obligations of the respective subsidiary guarantors and will rank equally with all of their other unsecured and unsubordinated indebtedness. The guarantees will not contain any restrictions on the ability of any subsidiary guarantor to pay dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of that subsidiary guarantor's capital stock or make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities, if any, of that subsidiary guarantor.

        Each subsidiary guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable subsidiary guarantor without rendering the subsidiary guarantee, as it relates to such subsidiary guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws. (Section 12.07)

Merger, Consolidation and Sale of Assets

        The indenture provides that we may not consolidate with or merge into any other person, or convey, transfer or lease our properties and assets as, or substantially as, an entirety to any person, unless:

  •
  our successor is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  our successor shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and any premium and interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform;

  •
  immediately after giving effect to such transaction, there will not be any defaults under the indenture; and

  •
  we shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture comply with the indenture. (Section 8.01)

        Upon the sale or disposition (by merger or otherwise) of any subsidiary guarantor by FedEx or any subsidiary of FedEx to any person that is not an affiliate of FedEx, each such subsidiary guarantor will automatically be released from all obligations under its guarantee. (Section 12.04)

        We have agreed that we will not sell or dispose of any subsidiary guarantor whose assets exceed 10% of our consolidated total assets (determined as of the date of our most recent interim or fiscal year-end balance sheet filed with the SEC prior to the date such guarantee is released) (each, a "10% subsidiary guarantor") unless at least 75% of the net proceeds of such sale or disposition will consist of any combination of:

  •
  cash (including assumption by the acquiror of any indebtedness of FedEx or its subsidiaries) or readily marketable securities;

  •
  property or assets (other than current assets) of a nature or type similar or related to the nature or type of the property or assets of FedEx and its subsidiaries existing on the date of such sale or disposition; or

  •
  interests in companies or businesses having property or assets or engaged in businesses similar or related to the nature or type of the property or assets or businesses of FedEx and its subsidiaries on the date of such sale or disposition. (Section 10.07)

Application of Proceeds Upon Release of a 10% Subsidiary Guarantor

        In the event that the net proceeds from the sale or disposition of a 10% subsidiary guarantor consist of cash or readily marketable securities, we will apply, within 12 months of such sale or disposition, an amount equal to 100% of the fair market value, as determined in good faith by our board of directors, of such net proceeds to:

  •
  repay unsubordinated indebtedness of FedEx or any subsidiary guarantor, in each case owing to a person other than an affiliate of FedEx (such repayment is not required to be made pro rata among all our unsubordinated indebtedness);

  •
  invest in property or assets (other than current assets) of a nature or type similar or related to the nature or type of the property or assets of FedEx and its subsidiaries existing on the date of such investment; or

  •
  invest in a company or business having property or assets or engaged in a business similar or related to the nature or type of the property or assets or businesses of FedEx and its subsidiaries on the date of such investment. (Section 10.07)

Modification, Amendment and Waiver

        We and the trustee may modify and amend the indenture with the consent of the holders of a majority in principal amount of each series of debt securities to be affected (voting as a single class). However, no modification or amendment may, without the consent of the holder of each debt security affected thereby:

  •
  change the stated maturity of the principal of, or any premium or installment of interest on, any debt security;

  •
  reduce the principal amount of, rate of interest on, or premium payable upon the redemption of, any debt security;

  •
  change any place of payment where, or the currency in which, any principal of, or interest or premium on, any debt security is payable;

  •
  impair the right to institute suit for the enforcement of any payment on any debt security on or after the stated maturity, or, in the case of redemption, on or after the redemption date; or

  •
  reduce the percentage in principal amount of outstanding debt securities the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults. (Section 9.02)

        The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the indenture and its consequences, except a default in the payment of the principal of or any premium or interest on any debt securities or in respect of a covenant or provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security affected. (Section 5.13)

        In addition, we and the trustee can modify and amend the indenture without the consent of any holders in order to, among other things:

  •
  allow a successor to FedEx or a subsidiary guarantor to assume our or its obligations under the indenture;

  •
  add additional events of default or additional covenants of FedEx or a subsidiary guarantor for the benefit of the holders of all or any series of debt securities, or to surrender any of our rights or powers;

  •
  establish the form or terms of any series of debt securities;

  •
  secure the debt securities of any series;

  •
  correct any ambiguity, defect or inconsistency under the indenture, or to make other provisions with respect to matters or questions arising under the indenture, provided that such action does not adversely affect the interests of the holders of any debt securities in any material respect;

  •
  add to, change or eliminate any provision of the indenture applying to one or more series of debt securities, provided that if such action adversely affects in any material respect the interests of holders of any series of debt securities, such addition, change or elimination will become effective with respect to such series only when no such security of that series remains outstanding;

  •
  add additional subsidiary guarantors of the debt securities;

  •
  evidence and provide for the appointment of a successor trustee or to add to or change any provisions to the extent necessary to appoint a separate trustee for a specific series of debt securities; or

  •
  make any other amendment or supplement to the indenture as long as that amendment or supplement does not materially adversely affect the interests of any holders of debt securities. (Section 9.01)

Events of Default

        Unless we inform you otherwise in a prospectus supplement, an event of default with respect to a series of debt securities will occur if:

  •
  we fail to pay interest when due on any debt security of that series for 30 days;

  •
  we fail to pay the principal of or any premium on any debt security of that series when due;

  •
  we fail to perform any covenant in the indenture and this failure continues for 90 days after we receive written notice as provided in the indenture;

  •
  we fail to deposit any sinking fund payment when and as due by the terms of a debt security of that series;

  •
  we or a court takes certain actions relating to our bankruptcy, insolvency or reorganization for the benefit of our creditors; or

  •
  any subsidiary guarantor whose consolidated total assets constitute 60% or more of our consolidated total assets (determined as of the date of our most recent interim or fiscal year-end balance sheet filed with the SEC prior to such determination date) or a court takes certain actions relating to the bankruptcy, insolvency or reorganization of such subsidiary guarantor for the benefit of its creditors. (Section 5.01)

        If an event of default with respect to debt securities of any series occurs and continues, the trustee or the holders of a majority in principal amount of the outstanding debt securities of that series may require us to repay immediately the principal amount of all debt securities of that series. The holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul such acceleration if all events of default with respect to the debt securities of that series, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture. (Section 5.02) For information as to waiver of defaults, see "—Modification, Amendment and Waiver" above.

        Other than its duties in case of a default, the trustee will not be obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer to the trustee reasonable indemnity. (Sections 6.01 and 6.03) If the holders provide this reasonable indemnity, the holders of a majority in principal amount of the outstanding debt securities of such series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to any series of debt securities. (Section 5.12)

        No holder of any debt security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

  •
  the holder has previously given to the trustee written notice of a continuing event of default;

  •
  the holders of a majority in principal amount of the outstanding debt securities of that series have made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding as trustee; and

  •
  the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the request, and the trustee has failed to institute such proceeding within 60 days. (Section 5.07)

        However, the holder of any debt security will have an absolute right to receive payment of the principal of and any premium and interest on the debt security as expressed in the debt security, or, in the case of redemption, on the redemption date, and to institute suit for the enforcement of any payment. (Section 5.08)

        We will be required to furnish to the trustee annually a statement as to the absence of certain defaults under the indenture. (Section 10.05) The trustee may withhold notice to the holders of debt securities of any default, except as to payment of principal of (or premium, if any) or interest with respect to the debt securities, if the trustee considers such withholding to be in the interest of the holders of the debt securities. (Section 6.02)

Discharge and Defeasance

        We may satisfy and discharge obligations with respect to the debt securities of a particular series by either delivering to the trustee for cancellation all outstanding debt securities of that series, or depositing with the trustee, after the outstanding debt securities of that series have become due and payable, or will become due and payable within one year, at maturity or by redemption, sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or redemption date of the debt securities of that series. (Section 4.01)

        In addition, the indenture provides that at our option we may:

  •
  be discharged from our obligations with respect to the debt securities of a particular series ("defeasance and discharge"), or

  •
  cease to comply with certain restrictive covenants under the indenture, including those described under "—Merger, Consolidation and Sale of Assets," and certain events of default will no longer apply to us ("covenant defeasance"), if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or redemption date of the debt securities of that series. (Sections 13.01, 13.02 and 13.03) Upon defeasance and discharge, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Such holders may look only to such deposited funds or obligations for payment. (Section 13.02)

        The defeasance and discharge and covenant defeasance described above are effective only if, among other things, we deliver to the trustee an opinion of counsel to the effect that (i) the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as result of such defeasance and discharge or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance and discharge or covenant defeasance had not occurred, and (ii) in the case of defeasance and discharge, the opinion as to tax consequences is based upon an Internal Revenue Service ruling or a change in applicable federal income tax law. (Section 13.04)

Book-Entry Procedures

        Unless we inform you otherwise in a prospectus supplement, each series of debt securities will be issued in the form of one or more fully registered global securities. We will deposit each global security with, or on behalf of, The Depository Trust Company ("DTC") and register such global security in the name of Cede & Co. or another nominee of DTC, unless otherwise provided for in a prospectus supplement. If you wish to own debt securities that are represented by one or more global securities, you can do so only indirectly or "beneficially" through an account with a broker, bank or other financial institution that has an account with DTC (i.e., a DTC participant) or through an account directly with DTC if you are a DTC participant, unless otherwise provided for in a prospectus supplement. No holder of a debt security initially issued as a global security will be entitled to receive a debt security in certificated form, except as set forth below.

        Except as set forth below or as otherwise provided for in a prospectus supplement, a global security may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        DTC has advised us as follows:

  •
  DTC is

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York banking law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934.

  •
  DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entries in accounts of its participants, eliminating the need for physical movement of certificates.

  •
  DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own DTC.

  •
  Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants or indirect participants.

        DTC has advised us that pursuant to procedures established by it:

  •
  upon issuance of a global security, DTC will credit the accounts of participants designated by any dealers, underwriters or agents participating in the distribution of the debt securities with the respective principal amounts of debt securities beneficially owned by such participants; and

  •
  ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners).

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. These laws may limit your ability to own, transfer or pledge beneficial interests in a global security.

        As long as DTC's nominee is the registered owner of a global security, such nominee for all purposes will be considered the sole owner or holder of such debt securities under the indenture. Except as provided below, you will not:

  •
  be entitled to have any debt securities registered in your name;

  •
  receive or be entitled to receive physical delivery of any debt securities in definitive form; and

  •
  be considered the owners or holders of the debt securities under the indenture.

        We will make payment of principal of and premium, if any, and interest on debt securities represented by a global security to DTC or its nominee, as the case may be, as the registered owner and holder of the global security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or premium or interest on, a global security, DTC will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security, as shown in DTC's records. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a global security held through those participants, as is now the case with securities held for the accounts of customers registered in "street name." Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

        Neither we, the trustee nor any of our respective agents will be responsible or liable for any actions or inactions by DTC, any nominee or any participant relating to any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security, or for maintaining, supervising or reviewing any records related to such beneficial ownership interests.

        We will issue debt securities in definitive form in exchange for global securities if:

  •
  DTC notifies us that it is unwilling, unable or ineligible to continue as depositary or if at any time DTC, or any successor depositary, ceases to be a "clearing agency" under the Securities Exchange Act of 1934 and, in each case, we have not appointed a successor depositary within 90 days; or

  •
  we choose in our sole discretion to issue definitive debt securities.

        In either instance, an owner of a beneficial interest in a global security will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. You will not be charged a fee for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

        The information in this section of this prospectus concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC are solely within its control and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over DTC or its participants, and none of us takes any responsibility for their activities. You are urged to contact DTC or its participants directly to discuss those matters. In addition, although we expect that DTC will perform the foregoing procedures, it is not under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee nor any agent of ours or of the trustee will have any responsibility for the performance or nonperformance by DTC or its participants of these or any other rules or procedures governing its operations.

Regarding the Trustee

        We may conduct banking and other transactions with Wells Fargo Bank, National Association and its affiliates in the ordinary course of business.

Governing Law

        The indenture is, and the debt securities will be, governed and construed in accordance with the laws of the State of New York.

DESCRIPTION OF COMMON STOCK

        The following summary of the terms of our common stock does not purport to be complete and is qualified by reference to our certificate of incorporation, our bylaws and the Delaware General Corporation Law. For more details, you should read our certificate of incorporation and bylaws as currently in effect. We have filed copies of these documents with the SEC, and they are incorporated by reference herein. See "Where You Can Find More Information."

        The prospectus supplement relating to an offering of our common stock will describe the details of the offering, including the number of shares offered, the initial offering price and updated market price and dividend information.

Authorized Shares of Capital Stock

        Our authorized capital stock consists of 800,000,000 shares of common stock, $0.10 par value per share, and 4,000,000 shares of series preferred stock, without par value. On September 16, 2015, there were outstanding (a) 282,379,446 shares of common stock and (b) stock options to purchase an aggregate of 15,651,760 shares of common stock, of which options to purchase an aggregate of 9,543,081 shares of common stock were exercisable. As of the date of this prospectus, no shares of our preferred stock were issued or outstanding.

Voting Rights

        Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and possess all voting power (except as may, in the future, be provided by Delaware law, our certificate of incorporation or a resolution of our board of directors authorizing a series of our preferred stock). Our common stock does not have cumulative voting rights.

Dividends

        Holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for payment of dividends, subject to the rights of the holders of any outstanding shares of preferred stock. The holders of common stock will share equally, share for share, in such dividends, whether payable in cash, in property or in shares of our stock.

Liquidation Rights

        Subject to any preferential rights of outstanding shares of preferred stock, holders of common stock will share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

        Our common stock has no preemptive, subscription, preferential, conversion or exchange rights.

Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "FDX."

Miscellaneous

        The outstanding shares of our common stock are, and any shares of common stock offered by a prospectus supplement upon issuance and payment therefor will be, fully paid and nonassessable.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., P.O. Box 43069, Providence, Rhode Island 02940-3069.

Certain Anti-Takeover Effects

        General.    Certain provisions of our certificate of incorporation, our bylaws and Delaware law may have the effect of impeding the acquisition of control of us. These provisions are designed to reduce, or have the effect of reducing, our vulnerability to unsolicited takeover attempts.

        Delaware Takeover Statute.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

        Stockholder Action by Written Consent.    Our certificate of incorporation and bylaws require that all stockholder action be taken at a duly called meeting of the stockholders and prohibit taking action by written consent of stockholders.

        Additional Authorized Shares of Capital Stock.    The additional shares of authorized common stock and preferred stock available for issuance under our certificate of incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

PLAN OF DISTRIBUTION

        We may sell our securities in any of the following ways:

  •
  to or through underwriters;

  •
  to or through dealers;

  •
  through agents;

  •
  directly to purchasers through a specific bidding, ordering or auction process or otherwise;

  •
  through any combination of these methods of sale; or

  •
  through any other methods described in a prospectus supplement.

        The prospectus supplement with respect to the securities being offered will set forth the specific plan of distribution and the terms of the offering, including:

  •
  the names of any underwriters, dealers or agents;

  •
  the purchase price of the securities and the proceeds we will receive from the sale;

  •
  any underwriting discounts, selling commissions, agency fees and other items constituting underwriters', dealers' or agents' compensation;

  •
  any initial public offering price; and

  •
  any discounts or concessions allowed or re-allowed or paid to dealers or agents.

Underwriters

        Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If we use underwriters for a sale of securities, we will enter into an underwriting agreement with the underwriters at the time of sale of those securities. Unless we inform you otherwise in a prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the offered securities if any are purchased. The underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

Dealers

        If we use dealers in a sale, unless we inform you otherwise in a prospectus supplement, we will sell the securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices that they determine at the time of resale.

Agents

        If we use agents in a sale, unless we inform you otherwise in a prospectus supplement, the agents will act on a best-efforts basis to solicit purchases for the period of their appointment.

Compensation

        In connection with the sale of our securities, underwriters or agents may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by us to underwriters or agents in connection with an offering of securities, and any discounts, concessions or commissions allowed or reallowed or paid to dealers, will be set forth in the applicable prospectus supplement.

        Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit realized by them on the resale of the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933.

Direct Sales

        We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional investors or others, who may be deemed to be underwriters within the Securities Act of 1933 with respect to any resales. We will describe the terms of any direct sales in a prospectus supplement.

Delayed Delivery Contracts

        We may authorize underwriters, dealers or agents to solicit offers from institutional investors to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. If we use delayed delivery contracts, they will be subject only to those conditions that we set forth in a prospectus supplement, and the prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        Underwriters, dealers and agents who participate in the distribution of the securities may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933. Underwriters, dealers or agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

        Unless we inform you otherwise in a prospectus supplement, we do not intend to apply for the listing of any debt securities on a national securities exchange. If debt securities are sold to or through underwriters, the underwriters may make a market in such debt securities, as permitted by applicable laws and regulations. No underwriter would be obligated, however, to make a market in the debt securities, and any market-making could be discontinued at any time at the sole discretion of the underwriters. Accordingly, we cannot assure you as to the liquidity of, or trading markets for, any debt securities.

        In order to facilitate an offering of securities, persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the offered securities. Such transactions, if commenced, may be discontinued at any time. If any such activities will occur, they will be described in the applicable prospectus supplement.

LEGAL MATTERS

        Christine P. Richards, our Executive Vice President, General Counsel and Secretary, will issue an opinion concerning the legality of the common stock. As of September 16, 2015, Ms. Richards owned 104,988 shares of FedEx common stock and held options to purchase 161,460 shares of such common stock. Of the options held by Ms. Richards, 112,628 were exercisable at such date.

        Davis Polk & Wardwell LLP will issue an opinion concerning the legality of the debt securities and guarantees.

        Christina R. Conrad, Senior Managing Attorney—Employment Law and Assistant Secretary of FedEx Freight, will issue an opinion concerning certain matters relating to FedEx Freight. As of September 16, 2015, Ms. Conrad owned 215 shares of FedEx common stock and held options to purchase 1,210 shares of such common stock. Of the options held by Ms. Conrad, 1,143 were exercisable at such date.

        Kimble H. Scott, Senior Vice President and General Counsel of FedEx Office, will issue an opinion concerning certain matters relating to FedEx Office. As of September 16, 2015, Mr. Scott owned 1,906 shares of FedEx common stock and held options to purchase 22,029 shares of such common stock. Of the options held by Mr. Scott, 15,026 were exercisable at such date.

        Any underwriters, dealers or agents will be advised by their own legal counsel concerning issues relating to any offering.

 EXPERTS

        The consolidated financial statements of FedEx Corporation appearing in FedEx Corporation's Annual Report (Form 10-K) for the fiscal year ended May 31, 2015 (including the schedule appearing therein), and the effectiveness of FedEx Corporation's internal control over financial reporting as of May 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Federal Express Corporation appearing in Federal Express Corporation's Annual Report (Form 10-K) for the fiscal year ended May 31, 2015 (including the schedule appearing therein), and the effectiveness of Federal Express Corporation's internal control over financial reporting as of May 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        With respect to the unaudited condensed consolidated interim financial information of FedEx Corporation and Federal Express Corporation included in each company's Quarterly Report on Form 10-Q for the quarter ended August 31, 2015, each of which is incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated September 17, 2015 included in each company's Quarterly Report on Form 10-Q for the quarter ended August 31, 2015, and incorporated by reference herein, state that they did not audit and they do not express an opinion on such interim financial information. Accordingly the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because each such report is not a "report" or "part" of the prospectus prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

$2,000,000,000

$750,000,000 3.250% Notes due 2026
$1,250,000,000 4.550% Notes due 2046

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup
Deutsche Bank Securities
Goldman, Sachs & Co.
J.P. Morgan

BofA Merrill Lynch
BNP PARIBAS
Mizuho Securities
Scotiabank
SunTrust Robinson Humphrey
Wells Fargo Securities

Co-Managers

HSBC
ING
Morgan Stanley
Regions Securities LLC
Ramirez & Co., Inc.

March 21, 2016